EXHIBIT 4.2

WORTHY PROPERTY 2 BOND SUBSCRIPTION AGREEMENT

(FOR REWARD BONDS AND REFERRAL BONDS FOR ELIGIBLE REFERRALS)

The following terms constitute a binding agreement (“Agreement”) between you, as an eligible Referrer or eligible referee, as applicable, of an eligible referral under the Bond Rewards Program or Bond Referral Program (“you”) and Worthy Property Bonds 2, Inc., a Florida corporation (“Worthy,” “we,” or “us”). This Agreement will govern all your acquisitions of Worthy Property 2 Bonds (the “Worthy Property 2 Bonds”) under the Worthy Property Bond 2 Referral Program (“Bond Referral Program”) or the Worthy Property 2 Rewards Program (“Bond Rewards Program”) that you may, from time to time, receive from Worthy. Prior to completing your acquisition of Worthy Property 2 Bonds, by executing this Agreement, you acknowledge you have reviewed the Worthy Terms of Use (“Terms of Use”), the Privacy Policy (“Privacy Policy”), and the Frequently Asked Questions (“FAQs”) on the Worthy web site at www.worthypropertybonds.com or www.worthybonds.com and any subdomain thereof (collectively, the “Worthy Site”). By signing electronically below, you agree that you have read these documents and agree to the following terms, together with the Terms of Use, consent to our Privacy Policy, agree to transact business with us and receive communications relating to the Worthy Property 2 Bonds electronically, and agree to have any dispute with us resolved by binding arbitration. All terms not otherwise defined herein shall have the same meaning as in the Worthy Property 2 Bond.

RECITAL

WHEREAS, Worthy has created the Bond Referral Program to provide (i) investors (each a “Referrer”) who meet eligibility standards set forth herein the opportunity to receive Worthy Property 2 Bonds as a thank you for referring a friend or family member to open an account on the Worthy Fintech Platform to join the Worthy community and (ii) new members of the Worthy community (each a “Referree”) who meet eligibility standards set forth herein the opportunity to receive Worthy Property 2 Bonds as a thank you for opening an account on the Worthy Fintech Platform as a result of an eligible referral. Each eligible Referrer and Referee will be entitled to receive an award of one Worthy Property 2 Bond valued at $10.00 each (a “Referral Bond”) per eligible referral, subject to a limitation of 50 Worthy Property 2 Bonds per Referrer account and Referree account per calendar year. Referrers must be existing holders of Worthy Property 2 Bonds, and Referees must purchase at least one bond to qualify to receive the Referral Bonds. Referral Bonds will be fulfilled through Worthy Property 2 Bonds issued under the offering statement filed with the Securities and Exchange Commission (the “SEC”), pursuant to Worthy’s offering under Regulation A, Tier 2 of the Securities Act of 1933 (the “Securities Act”); and

WHEREAS Worthy has also created the Bond Rewards Program to provide investors who meet certain eligibility criteria the opportunity to receive free Worthy Property 2 Bonds as a thank you for registering on the Worthy app, becoming an investor, being an investor, or for taking an action to support the company (a “Reward Bond”). The investor offers will initially be presented to individuals from time to time via email, through our app and/or social media channels and/or through our marketing partners when investors take actions to help support the company. For example, these actions could include, but are not limited to: attending Worthy events, participating in educational events, sharing and creating Worthy content, engaging with our social media posts, providing feedback on proposed value-add products or services to our investor community or for joining Worthy through one of our marketing partners. The offer presented to an individual will specify the eligibility criteria, the number of Worthy Property 2 Bonds subject to the award and any other terms or restrictions of the award if different from those specified in this offering circular. Issuance of Bond Rewards will be fulfilled through Worthy Property 2 Bonds issued under the offering statement of which this offering circular forms a part. We will generally process a Reward Bond for the investor and deposit the Worthy Property 2 Bonds in such investor’s account within 15 days following the date of the qualifying investment or action. An eligible investor will find his or her specific offer communication in his or her account on the Worthy App.” The Worthy Property 2 Bond will be awarded at the account level, and will be fulfilled through Worthy Property 2 Bonds issued under the offering statement filed with the SEC, pursuant to Worthy’s offering under Regulation A, Tier 2 of the Securities Act.

AGREEMENT

In consideration of the covenants, agreements, representations, and warranties hereinafter set forth, and for other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1. REFERRAL BONDS.

a. Subject to the terms and conditions of this Agreement, we will issue to you, as an eligible Referrer or eligible Referee, as applicable, of an eligible referral under the Bond Rewards Program, a Bond Reward per each eligible referral entitling you to receive from us one Worthy Property 2 Bond with a value of $10.00 per each eligible referral under the Bond Rewards Program. Your commitment to acquire the Worthy Property 2 Bonds pursuant to the terms and conditions of this Agreement will be made by you through an acceptance of this Agreement on the Worthy Site at www.worthypropertybonds.com or www.worthybonds.com. Such acceptance is binding upon you.

b. Each eligible Referrer and Referee will be entitled to receive an award of one Worthy Property 2 Bond valued at $10.00 each (each a “Referral Bond”) per eligible referral, subject to a limitation of 50 Worthy Property 2 Bonds per Referrer account and Referree account per calendar year. Referrers must be existing holders of Worthy Property 2 Bonds, and Referees must purchase at least one bond to qualify to receive the Referral Bonds.

2. REWARD BONDS.

a. Subject to the terms and conditions of this Agreement, we will issue to you, as an eligible Referrer or eligible Referee, as applicable, of an eligible referral under the Bond Rewards Program, a Reward Bond per each eligible referral entitling you to receive from us one Worthy Property 2 Bond with a value of $10.00 per each eligible referral under the Bond Rewards Program. Your commitment to acquire the Worthy Property 2 Bonds pursuant to the terms and conditions of this Agreement will be made by you through an acceptance of this Agreement on the Worthy Site at www.worthypropertybonds.com or www.worthybonds.com. Such acceptance is binding upon you.

b. We will generally process a Reward Bond and deposit the Worthy Property 2 Bond issued pursuant to the Reward Bond in your account within 15 days following the date the eligible Referree opens a qualifying account with the unique referral link designated to the eligible Referrer. Notwithstanding the foregoing, Bond Rewards are limited to 50 Worthy Property 2 Bonds per eligible Referrer’s account and per eligible Referree’s account per calendar year. Upon our deposit of the Worthy Property 2 Bonds in your account, your Worthy Property 2 Bond will begin bearing interest on the average daily balance at the interest rate stated on the Worthy Property 2 Bond.

3. TERMS OF THE WORTHY PROPERTY BONDS. Each Worthy Property 2 Bond shall have the terms and conditions described in the Worthy Property 2 Bond issued by Worthy, a copy of which is attached to this Agreement as Exhibit A and incorporated herein by such reference.

The Worthy Property 2 Bonds shall be issued by Worthy. Worthy Property 2 Bonds are unsecured, general obligations of Worthy. You understand that you are NOT acquiring any interest in, nor taking on direct financial risk of, any particular Worthy borrower(s). The payments made by Worthy on your Worthy Property 2 Bonds will be made to you regardless of whether any particular Worthy borrower(s) makes timely or consistent loan payments.

Worthy Property 2 Bonds may be subscribed by both accredited investors (as that term is defined in the Securities Act) and non-accredited investors. Generally, we place no limit on the amount of Worthy Property 2 Bonds which may be subscribed by an accredited investor. Pursuant to Rule 251(d)(2)(C) of the Securities Act, however, non-accredited investors who are natural persons may only subscribe the greater of 10% of their annual income or net worth and non-natural, non-accredited persons may subscribe up to 10% of the greater of their net assets or revenues for the most recently completed fiscal year.

NO ENTITY OR PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS AGREEMENT OR THE OFFERING CIRCULAR AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY WORTHY.

4. YOUR COVENANTS AND ACKNOWLEDGEMENTS.

You understand and acknowledge the following:

(a) The Worthy Property 2 Bonds have not been registered under the Securities Act, or under the securities act of any other jurisdiction, nor is any such registration contemplated. The Worthy Property 2 Bonds will be offered and awarded under the exemption provided by Section 3(b)(2) of the Securities Act and Regulation A promulgated thereunder pursuant to an offering statement on Form 1-A including the offering circular which forms a part thereof and the supplements and post-qualification amendments thereto (collectively, the “Offering Circular”) filed with the SEC available at: WWW.SEC.GOV and other exemptions of similar import in the laws of the states and other jurisdictions where the offering will be made. You have received and have had the opportunity to review the Offering Circular provided to you. Neither the SEC nor any state securities commission has passed upon the merits of or given its approval of any securities offered or the terms of the offering nor passed upon the accuracy or completeness of any Offering Circular or other selling literature. Any representation to the contrary is a criminal offense. The Worthy Property 2 Bonds are being offered pursuant to an exemption from registration with the SEC; however, the SEC has not made an independent determination that the securities offered thereunder are exempt from registration.

(b) SUBSCRIPTION IN THE WORTHY PROPERTY 2 BONDS IS HIGHLY RISKY AND YOU MAY LOSE ALL VALUE OF SUCH SUBSCRIPTION. THESE ARE SPECULATIVE SECURITIES. YOU SHOULD SUBSCRIBE IN THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR SUBSCRIPTION. BEFORE SUBSCRIBING IN A WORTHY PROPERTY 2 BOND, YOU SHOULD REVIEW THE RISK DISCLOSURES AND OTHER TERMS OF THE SECURITIES OFFERING AVAILABLE IN THE WORTHY FORM 1-A OFFERING STATEMENT ON THE SEC’S EDGAR FILINGS DATABASE AT HTTP://WWW.SEC.GOV.

(c) THE WORTHY PROPERTY 2 BONDS DO NOT REPRESENT AN OWNERSHIP INTEREST IN ANY SPECIFIC WORTHY LOANS, THEIR PROCEEDS, OR THEIR ASSETS. YOU UNDERSTAND THAT THE WORTHY PROPERTY 2 BONDS ARE UNSECURED GENERAL OBLIGATIONS OF WORTHY ONLY AND NOT ANY WORTHY BORROWER.

(d) YOU HAVE NO RIGHT, AND SHALL NOT, MAKE ANY ATTEMPT, DIRECTLY OR THROUGH ANY THIRD-PARTY, TO COLLECT FROM BORROWERS. ALL AGREEMENTS AND OBLIGATIONS RELATING TO YOUR WORTHY PROPERTY 2 BONDS ARE BETWEEN YOU AND WORTHY AND NOT WITH WORTHY’S THIRD-PARTY BORROWERS.

(e) YOU UNDERSTAND THAT AS WORTHY HAS A LIMITED OPERATING HISTORY, AND IS IN THE EARLY STAGES OF DEVELOPMENT, WE FACE INCREASED RISKS, UNCERTAINTIES, EXPENSES, AND DIFFICULTIES, WHICH COULD IMPACT YOUR SUBSCRIPTION.

(f) PLEASE SEE THE OFFERING CIRCULAR AND OUR OTHER FILINGS WITH THE SEC WHICH ARE AVAILABLE ON ITS WEBSITE AT WWW.SEC.GOV FOR CERTAIN RISK DISCLOSURES REGARDING YOUR SUBSCRIPTION IN THE WORTHY PROPERTY 2 BONDS.

(g) THE WORTHY PROPERTY 2 BONDS WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE, NOR DO WE HAVE PLANS TO ESTABLISH ANY KIND OF TRADING PLATFORM TO ASSIST SUBSCRIBERS WHO WISH TO SELL THEIR WORTHY PROPERTY 2 BONDS. THERE IS NO PUBLIC MARKET FOR THE WORTHY PROPERTY 2 BONDS, AND NONE IS EXPECTED TO DEVELOP. WORTHY PROPERTY 2 BONDS MAY BE SUBJECT TO TRANSFER RESTRICTIONS.

(h) THE WORTHY PROPERTY 2 BONDS WILL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA.

(i) WORTHY PROPERTY 2 BONDS ARE TRANSFERRABLE FREE OF CHARGE.

(j) WE WILL ISSUE THE WORTHY PROPERTY 2 BONDS ONLY IN ELECTRONIC FORM. SUBSCRIBERS WILL BE REQUIRED TO HOLD THEIR WORTHY PROPERTY 2 BONDS THROUGH WORTHY’S ELECTRONIC BOND REGISTER.

(k) SUBJECT TO LIQUIDITY, EACH WORTHY PROPERTY 2 BOND WILL BE REPAYABLE UPON YOUR DEMAND OR REDEEMABLE BY WORTHY.

(l) WORTHY HAS INCURRED NET LOSSES IN THE PAST AND EXPECTS TO INCUR NET LOSSES IN THE FUTURE.

(m) IF THE SECURITY OF OUR SUBSCRIBERS’ CONFIDENTIAL INFORMATION STORAGE SYSTEMS IS BREACHED OR OTHERWISE SUBJECTED TO UNAUTHORIZED ACCESS, YOUR SECURE INFORMATION MAY BE STOLEN.

(n) THE WORTHY PROPERTY 2 BONDS WILL NOT RESTRICT OUR ABILITY TO INCUR ADDITIONAL INDEBTEDNESS, INCLUDING INDEBTEDNESS SECURED BY OUR ASSETS.

(o) UPON RECEIVING WORTHY PROPERTY 2 BONDS UNDER THE WORTHY PROPERTY 2 BOND REWARDS PROGRAM, YOU WILL GENERALLY REALIZE TAXABLE INCOME EQUAL TO THE FAIR MARKET VALUE OF THE WORTHY PROPERTY 2 BONDS. WE WILL REPORT THIS AMOUNT TO THE IRS USING FORM 1099-MISC AS APPLICABLE.

You and Worthy agree that the Worthy Property 2 Bonds are intended to be indebtedness of Worthy for U.S. federal income tax purposes. You agree that you will not take any position inconsistent with such treatment of the Worthy Property 2 Bonds for tax, accounting, or other purposes, unless required by law. You further acknowledge that the Worthy Property 2 Bonds will be subject to the original issue discount rules of the Internal Revenue Code of 1986, as amended. You acknowledge that you are prepared to bear the risk of loss of the value of any Worthy Property 2 Bonds you receive as an award.

5. YOUR ACKNOWLEDGMENTS, REPRESENTATIONS, WARRANTIES, AND COVENANTS.

(a) You represent and warrant (i) at the time of the acquisition of Worthy Property 2 Bonds that you are an accredited investor (as that term is defined in the Securities Act), or if you are not an accredited investor, you will not invest more than the greater of 10% of your annual income or net worth (for natural persons) or revenue or net assets for your most recently completed fiscal year end (if a non-natural person), (ii) that you satisfy any additional minimum financial suitability standards applicable to the state in which you reside, and (iii) that you covenant that you will abide by the maximum investment limits, as set forth below or as may be set forth on the Worthy Site. You agree to provide any additional documentation reasonably requested by us, as may be required by the securities administrators or regulators of the federal government or of any state, to confirm that you meet such minimum financial suitability standards and have satisfied any maximum investment limits. You understand that the Worthy Property 2 Bonds will not be listed on any securities exchange, that there will be no trading platform for the Worthy Property 2 Bonds, and that Worthy Property 2 Bond acquirers should be prepared to hold the Worthy Property 2 Bonds they acquired until the Worthy Property 2 Bonds are repurchased by us at your demand or upon our redemption of the Worthy Property 2 Bonds.

(b) You further represent and warrant to Worthy, as of the date of this Agreement and as of any date that you commit to subscribe for Worthy Property 2 Bonds pursuant to Bond Rewards under the Bond Rewards Program that: (i) you are a U.S. resident of majority age; (ii) you have the power to enter into and perform your obligations under this Agreement; (iii) this Agreement has been duly authorized, executed and delivered by you and (iv) in connection with this Agreement, you have complied in all material respects with application federal, state and local laws.

(c) You further represent, warrant and covenant that if you request the repayment of Worthy Property 2 Bonds in the aggregate principal amount greater than $50,000, Worthy may make such repayment to you within 30 days of the request for such repayment, subject to liquidity.

(d) You should check the Office of Foreign Assets Control (“OFAC”) website at <http://www.treas.gov/ofac> before making the following representations. You represent that the amounts subscribed by you in the Worthy Property 2 Bonds were not and are not directly or indirectly derived from activities that contravene federal, state or international laws and regulations, including anti-money laundering laws and regulations. Federal regulations and Executive Orders administered by OFAC prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals. The lists of OFAC prohibited countries, territories, persons and entities can be found on the OFAC website at <http://www.treas.gov/ofac>. In addition, the programs administered by OFAC (the “OFAC Programs”) prohibit dealing with individuals1 or entities in certain countries regardless of whether such individuals or entities appear on the OFAC lists.

6. WORTHY REPRESENTATIONS AND WARRANTIES. Worthy represents and warrants to you, as of the date of this Agreement and as of any date that you commit to subscribe for Worthy Property 2 Bonds, that: (a) it is duly organized and validly existing as a corporation in good standing under the laws of the State of Florida and has the requisite corporate power to enter into and perform its obligations under this Agreement; (b) this Agreement has been duly authorized, executed, and delivered; (c) the Worthy Property 2 Bonds have been duly authorized and, following subscription by you and electronic execution, authentication, and delivery to you, will constitute valid and binding obligations of Worthy enforceable in accordance with their terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, or other laws; and (d) Worthy has complied in all material respects with applicable federal, state, and local laws in connection with the offer and sale of the Worthy Property 2 Bonds.

7. NO ADVISORY RELATIONSHIP. YOU ACKNOWLEDGE AND AGREE THAT THE AWARD OF THE WORTHY PROPERTY 2 BONDS PURSUANT TO THIS AGREEMENT IS AN ARMS-LENGTH TRANSACTION BETWEEN YOU AND WORTHY. WORTHY IS NOT AN INVESTMENT ADVISER OR BROKER/DEALER. IN CONNECTION WITH THE AWARD OF THE WORTHY PROPERTY 2 BONDS, WORTHY IS NOT ACTING AS YOUR AGENT OR FIDUCIARY. WORTHY ASSUMES NO ADVISORY OR FIDUCIARY RESPONSIBILITY IN YOUR FAVOR IN CONNECTION WITH THE AWARD OF THE WORTHY PROPERTY 2 BONDS. WORTHY HAS NOT PROVIDED YOU WITH ANY LEGAL, ACCOUNTING, REGULATORY, INVESTMENT OR TAX ADVICE WITH RESPECT TO THE WORTHY PROPERTY 2 BONDS. YOU HAVE CONSULTED YOUR OWN LEGAL, ACCOUNTING, REGULATORY, INVESTMENT AND/OR TAX ADVISORS TO THE EXTENT YOU HAVE DEEMED APPROPRIATE.

8. LIMITATIONS ON DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR SPECIAL, EXEMPLARY, CONSEQUENTIAL, OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. FURTHERMORE, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER REGARDING THE EFFECT THAT THIS AGREEMENT MAY HAVE UPON THE FOREIGN, FEDERAL, STATE, OR LOCAL TAX LIABILITY OF THE OTHER.

9. FURTHER ASSURANCES. The parties agree to execute and deliver such further documents and information as may be reasonably required in order to effectuate the purposes of this Agreement.

10. CONSENT TO ELECTRONIC TRANSACTIONS AND DISCLOSURES. Because Worthy operates only on the Internet, it is necessary for you to consent to transact business with us online and electronically. As part of doing business with us, therefore, we also need you to consent to our giving you certain disclosures electronically, either via the Worthy Site or to the email address you provide to us. By entering into this Agreement, you consent to receive electronically all documents, communications, notices, contracts, and agreements arising from or relating in any way to you or our rights, obligations, or services under this Agreement (each, a “Disclosure”). The decision to do business with us electronically is yours. This document informs you of your rights concerning Disclosures.

1 These individuals include specially designated nationals, specially designated narcotics traffickers and other parties subject to OFAC sanctions and embargo programs.

Electronic Communications. Any Disclosures will be provided to you electronically through worthybonds.com either on our Worthy Site or via electronic mail to the verified email address you provided. If you require paper copies of such Disclosures, you may write to us at the mailing address provided below and a paper copy will be sent to you.

Scope of Consent. Your consent to receive Disclosures and transact business electronically, and our agreement to do so, applies to any transactions to which such Disclosures relate.

Consenting to Do Business Electronically. Before you decide to do business electronically with us, you should consider whether you have the required hardware and software capabilities described below.

Hardware and Software Requirements. In order to access and retain Disclosures electronically, you must satisfy the following computer hardware and software requirements: access to the Internet; an email account and related software capable of receiving email through the Internet; a web browser which is SSL-compliant and supports secure sessions, and hardware capable of running this software.

How to Contact Us regarding Electronic Disclosures. You can contact us via email at suppport@worthybonds.com or in writing to Worthy Property Bonds 2, Inc., 11175 Cicero Dr., Suite 100, Alpharetta, GA 30022.

You will keep us informed of any change in your email or home mailing address so that you can continue to receive all Disclosures in a timely fashion. If your registered email address changes, you must notify us of the change by sending an email to support@worthybonds.com. You also agree to update your registered residence address and telephone number on the Worthy Site if they change.

You will print a copy of this Agreement for your records. You agree and acknowledge that you can access, receive, and retain all Disclosures electronically sent via email or posted on the Worthy Site.

11. NOTICES. All notices, requests, demands, required disclosures, and other communications to you from Worthy will be transmitted to you only by email to the email address you have registered on the Worthy Site or will be posted on the Worthy Site, and shall be deemed to have been duly given and effective upon transmission or posting. If your registered email address changes, you must notify Worthy promptly. You also agree to promptly update your registered residence/mailing address on the Worthy Site if you change your residence. You shall send all notices or other communications required to be given hereunder to worthy via email at support@worthybonds.com or in writing to Worthy Property Bonds 2, Inc., 11175 Cicero Dr., Suite 100, Alpharetta, GA 30022.

12. MISCELLANEOUS. We reserve the right to make changes to this Agreement from time to time, and we will send or post electronic notice of such changes with ten days of the change(s). You understand and agree that these terms are subject to change.

The terms of this Agreement shall survive until the Worthy Property 2 Bonds acquired by you are repaid by Worthy at your demand or redeemed by Worthy. The parties stipulate that there are no third-party beneficiaries to this Agreement. You may not assign, transfer, sublicense, or otherwise delegate your rights or responsibilities under this Agreement to any person without prior written consent from Worthy. Any such assignment, transfer, sublicense, or delegation in violation of this section shall be null and void. This Agreement shall be governed by the laws of the State of Florida without regard to any principle of conflict of laws that would require or permit the application of the laws of any other jurisdiction. Any waiver of a breach of any provision of this Agreement will not be a waiver of any subsequent breach. Failure or delay by Worthy to enforce any term or condition of this Agreement will not constitute a waiver of such term or condition. If at any time subsequent to the date hereof, any of the provisions of this Agreement shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect, but the illegality and unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provisions of this Agreement. The headings in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement in any way.

13. NOTICE OF DISPUTE RESOLUTION BY BINDING ARBITRATION AND CLASS ACTION/CLASS ARBITRATION WAIVER.

(a) IMPORTANT: PLEASE READ CAREFULLY. THE FOLLOWING PROVISION (“ARBITRATION PROVISION”) CONSTITUTES A BINDING AGREEMENT THAT LIMITS CERTAIN RIGHTS, INCLUDING YOUR RIGHT TO OBTAIN RELIEF OR DAMAGES THROUGH COURT ACTION OR AS A MEMBER OF A CLASS. THAT MEANS THAT, IN THE EVENT THAT YOU HAVE A COMPLAINT AGAINST WORTHY THAT THE WORTHY IS UNABLE TO RESOLVE TO YOUR SATISFACTION, YOU AND WORTHY AGREE TO RESOLVE YOUR DISPUTE THROUGH BINDING ARBITRATION OR SMALL CLAIMS COURT, INSTEAD OF THROUGH COURTS OF GENERAL JURISDICTION OR THROUGH A CLASS ACTION. BY ENTERING INTO THIS AGREEMENT, YOU AND WORTHY ARE EACH WAIVING THE RIGHT TO A TRIAL BY JURY AND TO PARTICIPATE IN ANY CLASS ACTION, EXCEPT IN CASES THAT INVOLVE PERSONAL INJURY. THE ARBITRATION PROVISION AND THE WAIVER OF THE RIGHT TO A JURY TRIAL AND CLASS ACTION IS NOT INTENDED TO BE DEEMED A WAIVER BY YOU OF OUR COMPLIANCE WITH THE EXCHANGE ACT AND SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE ARBITRATION, CLASS ACTION WAIVER AND JURY WAIVER PROVISIONS DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

(b) “Claim” shall mean any dispute or controversy arising out of or relating to this Agreement, your use of the Worthy Site, and/or the transactions, activities, or relationships that involve, lead to, or result from any of the foregoing, (except for cases pending in Small Claims Court as provided in Section 13(h) below, or claims for personal injury). Claims include, but not limited to breach of contract, fraud, misrepresentation, express or implied warranty, and equitable, injunctive, or declaratory relief, as well as claims relating to loan servicing, credit/collections, and securities matters, regardless of the originating source (common law, statute, constitution, regulation, etc.). Claims include matters arising as initial claims, counter-claims, cross-claims, third-party claims, or otherwise and include those brought by or against your assigns, heirs, or beneficiaries.

(c) Either party to this Agreement has the right to require binding arbitration as the sole and exclusive forum and remedy for resolution of a claim between you and Worthy. The party initiating arbitration shall do so with the American Arbitration Association (the “AAA”). The procedure shall be governed by the AAA Commercial Rules, and the parties stipulate that the laws of the State of Florida applies, without regard to conflict-of-law principles. In the case of a conflict between the rules and policies of the administrator and this Arbitration Provision, this Arbitration Provision shall control, subject to controlling law, unless all parties to the arbitration consent to have the rules and policies of the administrator apply. Arbitration shall take place in Palm Beach County, Florida, within the U.S. Southern District of Florida, or in such location as agreed upon by the parties.

(d) Absent agreement among the parties, the presiding arbitrator shall determine how to allocate the fees and costs of arbitration among the parties according to the administrator’s rules or in accordance with controlling law if contrary to those rules. Each party shall bear the expense of that party’s attorneys, experts, and witnesses, regardless of which party prevails in the arbitration, unless controlling law provides a right for the prevailing party to recover fees and costs from the other party. Notwithstanding the foregoing, if the arbitrator determines that your claim is frivolous or brought for an improper purpose (as measured by the standards set forth in Federal Rule of Civil Procedure 11(b)), we shall not be required to pay any fees or costs of the arbitration proceeding, and any previously paid fees or costs shall be reimbursed by you.

(e) If the amount in controversy exceeds $50,000, any party may appeal the arbitrator’s award to a three-arbitrator panel within thirty (30) days of the final award. Additionally, in the event of such an appeal, any opposing party may cross-appeal within thirty (30) days after notice of the appeal. The three-arbitrator panel may consider all of the evidence and issue a new award, and the panel does not have to adopt or give any weight to the first arbitrator’s findings of fact or conclusion. This is called “de novo” review. Costs and conduct of any appeal shall be governed by this Arbitration Provision and the administrator’s rules, in the same way as the initial arbitration proceeding. Any award by the individual arbitrator that is not subject to appeal, and any panel award on appeal, shall be final and binding, except for any appeal right under the Federal Arbitration Act (the “FAA”), and may be entered as a judgment in any court of competent jurisdiction.

(f) The parties agree that this Arbitration Provision is made pursuant to a transaction between you and Worthy that involves and affects interstate commerce and therefore shall be governed by and enforceable under the FAA. The arbitrator will apply substantive law consistent with the FAA and applicable statutes of limitations. The arbitrator may award damages or other types of relief permitted by the law of the State of Florida, subject to the limitations set forth in this Agreement. The arbitrator will not be bound by judicial rules of procedure and evidence that would apply in a court. The parties also agree that the proceedings shall be confidential to protect intellectual property rights.

(g) IF YOU DO NOT AGREE TO THE TERMS OF THIS ARBITRATION AGREEMENT, YOU MAY OPT OUT OF THIS ARBITRATION PROVISION BY SENDING AN ARBITRATION OPT-OUT NOTICE TO WORTHY PROPERTY BONDS, INC., 551 NW 77 STREET, SUITE 212, BOCA RATON, FLORIDA 33487, THAT IS RECEIVED AT THIS ADDRESS WITHIN THIRTY (30) DAYS OF YOUR FIRST ELECTRONIC ACCEPTANCE OF THIS FORM. YOUR OPT-OUT NOTICE MUST CLEARLY STATE THAT YOU ARE REJECTING ARBITRATION; IDENTIFY THE AGREEMENT TO WHICH IT APPLIES BY DATE; PROVIDE YOUR NAME, ADDRESS, AND SOCIAL SECURITY NUMBER; AND BE SIGNED BY YOU. YOUR MAY CONVEY THE OPT-OUT NOTICE BY U.S. MAIL OR ANY PRIVATE MAIL CARRIER (E.G. FEDERAL EXPRESS, UNITED PARCEL SERVICE, DHL EXPRESS, ETC.), SO LONG AS IT IS RECEIVED AT THE ABOVE MAILING ADDRESS WITHIN THIRTY (30) DAYS OF YOUR FIRST ELECTRONIC ACCEPTANCE OF THE TERMS OF THIS AGREEMENT. IF THE NOTICE IS SENT BY A THIRD PARTY, SUCH THIRD PARTY MUST INCLUDE EVIDENCE OF HIS OR HER LEGAL AUTHORITY TO SUBMIT THE OPT-OUT NOTICE ON YOUR BEHALF. IF YOUR OPT-OUT NOTICE IS NOT RECEIVED WITHIN THIRTY (30) DAYS, YOU WILL BE DEEMED TO HAVE ACCEPTED ALL TERMS OF THIS ARBITRATION AGREEMENT.

(h) Worthy agrees not to invoke our right to arbitrate an individual Claim you may bring in Small Claims Court or an equivalent court, if any, so long as the Claim is pending only in that court. NO ARBITRATION SHALL PROCEED ON A CLASS, REPRESENTATIVE, OR COLLECTIVE BASIS (INCLUDING AS PRIVATE ATTORNEY GENERAL ON BEHALF OF OTHERS), EVEN IF THE CLAIM OR CLAIMS THAT ARE THE SUBJECT OF THE ARBITRATION HAD PREVIOUSLY BEEN ASSERTED (OR COULD HAVE BEEN ASSERTED) IN A COURT AS CLASS REPRESENTATIVE, OR COLLECTIVE ACTIONS IN A COURT. Unless consented to in writing by all parties to the arbitration, no party to the arbitration may join, consolidate, or otherwise bring claims for or on behalf of two or more individuals or unrelated corporate entities in the same arbitration.

(i) This Arbitration Provision shall survive (i) suspension, termination, revocation, closure, or amendments to this Agreement and the relationship of the parties; (ii) the bankruptcy or insolvency of any party or other person; and (iii) any transfer of any Worthy Property 2 Bond which you own, or any amounts owed on such Worthy Property 2 Bonds, to any other person or entity. If any portion of this Arbitration Provision other than the prohibitions on class arbitration in Sections 13(a) and 13(h) is deemed invalid or unenforceable under any law or statute consistent with the FAA, it shall not invalidate the other provisions of this Arbitration Provision or this Agreement; if the prohibition on class arbitration is deemed invalid, however, then this entire Arbitration Provision shall be null and void.

(j) THE PARTIES ACKNOWLEDGE THAT THEY HAVE A RIGHT TO LITIGATE CLAIMS THROUGH A COURT BEFORE A JUDGE, BUT WILL NOT HAVE THAT RIGHT IF ANY PARTY ELECTS ARBITRATION PURSUANT TO THIS ARBITRATION PROVISION. THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVE THEIR RIGHTS TO LITIGATE SUCH CLAIMS IN A COURT UPON ELECTION OF ARBITRATION BY ANY PARTY. THE PARTIES HERETO WAIVE A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS AGREEMENT, OR ANY OTHER AGREEMENTS RELATED THERETO.

14. ENTIRE AGREEMENT. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THIS AGREEMENT REPRESENTS THE ENTIRE AGREEMENT BETWEEN YOU AND WORTHY REGARDING THE SUBJECT MATTER HEREOF AND SUPERSEDES ALL PRIOR OR CONTEMPORANEOUS COMMUNICATIONS, PROMISES AND PROPOSALS, WHETHER ORAL, WRITTEN OR ELECTRONIC, BETWEEN US. IF THERE IS A DISCREPANCY BETWEEN THE TERMS OF THIS AGREEMENT AND THE TERMS OF THE WORTHY PROPERTY 2 BOND, THE TERMS OF THE WORTHY PROPERTY 2 BOND SHALL PREVAIL.

15. HEADINGS. ALL SECTION HEADINGS HEREIN ARE INSERTED FOR CONVENIENCE ONLY AND DO NOT MODIFY OR AFFECT THE MEANING, CONSTRUCTION, OR INTERPRETATION OF ANY OF THE PROVISIONS OF THIS AGREEMENT.

IN WITNESS WHEREOF, the Investor and Worthy have caused this Agreement to be duly executed as of the date first above written.

WORTHY:

Worthy Property Bonds 2, Inc.

By:
Name:
Title:

YOU:

By:
Name:

Exhibit A

[INSERT FORM OF BOND]